Exhibit 99.1

  Advocat Announces Third Quarter Results and Sale of Medical Supply
                               Business

    FRANKLIN, Tenn.--(BUSINESS WIRE)--Nov. 10, 2004--Advocat Inc. (OTCBB:AVCA) today announced its results for the third quarter ended September 30, 2004.
    For the third quarter of 2004, Advocat reported a net loss from continuing operations of $291,000, or $0.06 per diluted common share, compared with a net loss from continuing operations of $3.4 million, or $0.62 per diluted common share, in 2003.

    Third Quarter Results

    Advocat's net revenues from continuing operations increased 8.1% to $55.1 million compared with $50.9 million in the third quarter of 2003. The increase in third quarter net revenues was primarily due to patient revenues that increased 7.3% to $51.5 million compared with $48.0 million in the third quarter of 2003. Higher patient revenues benefited from increased Medicare utilization, Medicare rate increases that were effective October 1, 2003, and increased Medicaid rates in certain states, partially offset by a 2.0% decline in census in 2004 compared with 2003. As a percentage of total census, Medicare days increased to 12.6% in 2004 from 10.9% in 2003. Resident revenues increased to $3.1 million in 2004 from $2.9 million in the third quarter of 2003. The increase in resident revenues is primarily attributable to increased rates. Ancillary service revenues, prior to contractual allowances, increased 6.2% to $9.3 million in 2004 from $8.8 million in 2003. The increase in ancillary revenues was primarily attributable to increased Medicare census.
    Total expenses of continuing operations increased to $55.3 million compared with $54.3 million in the third quarter of 2003. The increase in total expenses was primarily due to cost increases related to wages and benefits. Operating expenses increased to $43.2 million and represented 79.1% of patient and resident revenues for the third quarter of 2004 compared with $41.7 million, or 81.9% of such revenues in the third quarter of 2003. Expenses for professional liability were $2.9 million in the third quarter of 2004 compared to $3.7 million in the third quarter of 2003.

    Nine Months Results

    Net income from continuing operations for the first nine months of 2004 was $6.3 million, or $0.98 per diluted common share, compared with a net loss from continuing operations of $15.2 million, or $2.80 per share, in the first nine months of 2003. The results for the first nine months of 2004 include a non-cash expense reduction of $14.8 million resulting from a downward adjustment in the Company's accrual for self-insured risks associated with professional liability claims.
    Advocat's self-insurance reserves are assessed on a quarterly basis, with changes in estimated losses being recorded in the consolidated statements of operations in the period identified. Any increase in the accrual decreases income in the period, and any reduction in the accrual increases income during the period. Although the Company retains a third-party actuarial firm to assist management in estimating the appropriate accrual for these claims, professional liability claims are inherently uncertain, and the liability associated with anticipated claims is very difficult to estimate. As a result, the Company's actual liabilities may vary significantly from the accrual, and the amount of the accrual may fluctuate by a material amount in any given quarter. Each change in the amount of this accrual will directly affect the Company's reported earnings for the period in which the change in accrual is made.
    In the first nine months of 2004, the Company made downward adjustments totaling $14.8 million in the self-insurance reserves that was primarily the result of settlements of claims for amounts less than previously estimated. This downward adjustment was partially offset by expenses of $13.7 million recorded for the estimated costs of claims incurred in the first nine months of 2004, resulting in a net benefit of $1.1 million for the nine months ended September 30, 2004. This compares with a professional liability expense of $16.5 million for the same period in 2003. As of September 30, 2004, the Company reported a liability of $43.4 million, including reported professional liability claims and estimates for incurred but unreported claims. The Company does not have cash or available resources to pay these accrued professional liability claims or any significant portion thereof.
    Net revenues increased 10.9% to $158.8 million for the first nine months of 2004 compared with $143.2 million in 2003. Patient revenues were up 11.5% to $148.9 million in 2004 compared with $133.5 million in the first nine months of 2003. Resident revenues were $9.2 million in 2004 compared with $9.5 million in 2003. Ancillary service revenues, prior to contractual allowances, increased 16.5% to $28.7 million in 2004 from $24.7 million in 2003.
    Total expenses of continuing operations were $152.3 million in 2004 compared with $158.4 million in 2003. The decrease in total expenses was primarily attributable to a decrease in professional liability expenses of $17.6 million in 2004, partially offset by an increase in operating expenses. Operating expenses represented 79.4% of patient and resident revenues for 2004 compared with 80.8% of such revenues in 2003.

    Sale of Medical Supply Business

    On November 4, 2004, Advocat completed the sale of certain assets of its medical supply business, Advocat Distribution Services. The initial purchase price was $225,000, with additional consideration based on the results of operations of the business over the two years following the sale. The sale of Advocat Distribution Services will allow management to focus its attention on the Company's core business. No material gain or loss is expected from the initial proceeds. Any additional consideration received in the future under the terms of the agreement will be recorded when determined.

    Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, uncertainty regarding the Company's ability to restructure or refinance its debt, the impact of under-insured professional liability claims, factors affecting the long-term care industry in general, governmental reimbursement, government regulation, health care reforms, the impact of future licensing surveys, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

    Advocat Inc. provides long-term care services to nursing home patients and residents of assisted living facilities in nine states, primarily in the Southeast.

    For additional information about the Company, visit Advocat's Web site: http://www.irinfo.com/avc


                             ADVOCAT INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited)
                 (In thousands, except per share data)

                           For the Three Months  For the Nine Months
                            Ended September 30,   Ended September 30,
                              2004       2003       2004       2003
                            --------   --------   --------   --------
REVENUES:
  Patient revenues, net      $51,524    $48,034   $148,938   $133,545
  Resident revenues            3,115      2,899      9,162      9,534
  Other income                   303         --        496         82
  Interest                       111         10        155         40
                            --------   --------   --------   --------
                              55,053     50,943    158,751    143,201
                            --------   --------   --------   --------
EXPENSES:
  Operating                   43,212     41,695    125,455    115,626
  Lease                        3,902      3,863     11,638     11,294
  Professional liability       2,862      3,656     (1,101)    16,461
  General and administrative   3,396      3,095      9,316      8,676
  Interest                       758        755      2,280      2,273
  Depreciation and
   amortization                1,182      1,232      3,688      3,671
  Asset impairment and other
   charges                        --         --        984        364
                            --------   --------   --------   --------
                              55,312     54,296    152,260    158,365
                            --------   --------   --------   --------

INCOME (LOSS) FROM
 CONTINUING OPERATIONS
 BEFORE INCOME TAXES            (259)    (3,353)     6,491    (15,164)
PROVISION FOR INCOME TAXES        32         --        186         15
                            --------   --------   --------   --------
NET INCOME (LOSS) FROM
 CONTINUING OPERATIONS
                                (291)    (3,353)     6,305    (15,179)
INCOME FROM DISCONTINUED
 OPERATIONS:
  Operating income, net of
   taxes of $0, $150, $150
   and $410, respectively         --        572        482      1,488
  Gain on sale, net of taxes
   of $30, $0, $424 and $0,
   respectively
                                  77         --        159         --
                            --------   --------   --------   --------
  Net income from
   discontinued operations        77        572        641      1,488
                            --------   --------   --------   --------
NET INCOME (LOSS)               (214)    (2,781)     6,946    (13,691)
PREFERRED STOCK DIVIDENDS,
 ACCRUED BUT NOT PAID
                                  75         70        221        206
                            --------   --------   --------   --------

NET INCOME (LOSS) FOR COMMON
 STOCK                         $(289)   $(2,851)    $6,725   $(13,897)
                            ========   ========   ========   ========

NET INCOME (LOSS) PER COMMON
 SHARE:
  Per common share - basic
    Income (loss) from
     continuing operations    $(0.06)    $(0.62)     $1.08     $(2.80)
    Income from discontinued
     operations                 0.01       0.10       0.11       0.27
                            --------   --------   --------   --------
                              $(0.05)    $(0.52)     $1.19     $(2.53)
                            ========   ========   ========   ========
  Per common share - diluted
    Income (loss) from
     continuing operations    $(0.06)    $(0.62)     $0.98     $(2.80)
    Income from discontinued
     operations                 0.01       0.10       0.10       0.27
                            --------   --------   --------   --------
                              $(0.05)    $(0.52)     $1.08     $(2.53)
                            ========   ========   ========   ========

WEIGHTED AVERAGE SHARES:
  Basic                        5,695      5,493      5,647      5,493
                            ========   ========   ========   ========
  Diluted                      5,695      5,493      6,407      5,493
                            ========   ========   ========   ========

    CONTACT: Advocat Inc., Franklin
             William R. Council, III, 615-771-7575
             http://www.irinfo.com/avc